PORTER MCLEOD HOLDINGS, INC.

                      Financial Statements
                        December 31, 1995
                  PORTER MCLEOD HOLDINGS, INC.




                        Table of Contents


                                                                Page


Independent Auditors' Report                                       1

Financial Statement

   Balance Sheet                                                   2

Notes to Financial Statement                                       3







                  INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Porter McLeod Holdings, Inc.
Lakewood, Colorado


We have audited the accompanying balance sheet of Porter McLeod Holdings, Inc. as of December 31, 1995. This financial statement is the responsibility of the Corporation's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Porter McLeod Holdings, Inc. as of December 31, 1995, in conformity with generally accepted accounting principles.





                              /s/ Ehrhardt Keefe Steiner & Hottman PC
                                  Ehrhardt Keefe Steiner & Hottman PC

June 28, 1996
Denver, Colorado


                  PORTER MCLEOD HOLDINGS, INC.

                          Balance Sheet
                        December 31, 1995



                             Assets
Current assets
 Cash and cash equivalents                      $    500

Other assets (Note 2)                              3,000

Total assets                                    $  3,500



                      Stockholder's Equity

Commitments (Notes 3)

Stockholder's equity
  Common stock, no par value, 1,000,000 shares
   authorized; and 20,000 shares issued and
   outstanding                                  $  3,500

Total stockholder's equity                      $  3,500


                  PORTER MCLEOD HOLDINGS, INC.

                  Notes to Financial Statements


Note 1 - Summary of Significant Accounting Policies

Porter McLeod Holdings, Inc. (the Company), was formed in March 1992. The Company has no operations, and its only activity is to hold the investments in other subsidiaries. As such, these financial statements do not reflect the consolidated income or equity in income of the subsidiaries.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that such estimates have been based on reasonable assumptions and that such estimates are adequate, however, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months of less to be cash equivalents.


Note 2 - Investment in Subsidiaries

The  Company  owns  100% of Porter McLeod  Management,  Inc.  and
Porter  McLeod Colorado, Inc. as well as approximately  48.8%  of
Porter   McLeod  National  Retail,  Inc.   All  investments   are
accounted for under the cost method as follows:

Porter McLeod Management, Inc.                   $ 1,000
Porter McLeod Colorado, Inc.                     $ 1,000
Porter McLeod National Retail, Inc.              $ 1,000

Note 3 - Commitments

All of the Company's assets guarantee an affiliate's SBA loan and note payable which have a combined outstanding balance at December 31, 1995 of $616,066.

                 PORTER MCLEOD MANAGEMENT, INC.

                      Financial Statements
                   December 31, 1995 and 1994




                        Table of Contents


                                                                Page


Independent Auditors' Report                                       1

Financial Statements

   Balance Sheets                                                  2

   Statements of Operations and Retained Earnings                  3

   Statements of Cash Flows                                        4

Notes to Financial Statements                                      5




                  INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Porter McLeod Management, Inc.
Lakewood, Colorado


We have audited the accompanying balance sheet of Porter McLeod Management, Inc. as of December 31, 1995, and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Porter McLeod Management, Inc. as of December 31, 1994, prior to the restatement, were audited by other auditors whose report dated February 10, 1995, expressed an unqualified opinion on those  statements.  We also audited the adjustments described  in
Note 9 that were applied to restate the December 31, 1994 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of Porter McLeod Management, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 1, the Company is a wholly owned subsidiary of Porter-McLeod Holdings, Inc. (PMH) and provides management services for other subsidiaries of PMH also engaged in the construction industry. The Company does not participate in any revenue generating operations and relies entirely upon these other subsidiaries for reimbursement of their management services provided and expenses paid.



                              /s/ Ehrhardt Keefe Steiner & Hottman PC
                                  Ehrhardt Keefe Steiner & Hottman PC
April 3, 1996
Denver, Colorado


                     PORTER MCLEOD MANAGEMENT, INC.

                         Balance Sheets

                                                December 31,
                                          1995              1994
                                                       (As Restated)
                Assets
Current assets
Cash and cash equivalents              $  9,098            $1,534
Receivable                               15,787               810
Income tax receivable from
 affiliates (Note 2)                     54,620               -
Prepaid expenses and other               25,667            10,712
  Total current assets                  105,172            13,056

Property and equipment
 Office furniture and equipment          94,288            39,190
 Leasehold improvements                  34,634            34,634
                                        128,922            73,824
 Less accumulated depreciation          (34,985)          (16,105)
  Total property and equipment           93,937            57,719

Total assets                          $ 199,109        $   70,775

                   Liabilities and Stockholder's Deficit
Current liabilities
 Current portion of lease payables
  (Note 6)                            $   5,364        $      -
Current portion of long-term debt
 (Note 6)                               197,960           134,686
Accounts payable                         56,713             9,774
Accrued expenses                        114,423             4,129
Deferred revenue - affiliates (Note 3)       -             32,508
  Total current liabilities             374,460           181,097

Long term liabilities
 Payables to affiliates (Note 8)      1,056,534           819,043
 Long-term debt (Note 6)                418,106           654,834
 Long-term lease payable (Note 6)        24,056                -
    Total liabilities                 1,873,156         1,654,974

Commitments (Notes 4 and 5)

Stockholder's equity
 Common  stock, no par value,
  1,000,000 shares authorized;  and
  1,000 shares issued and outstanding     1,000             1,000
 Retained earnings (Note 7)          (1,675,047)       (1,585,199)
   Total stockholder's deficit       (1,674,047)       (1,584,199)

Total liabilities and
 stockholder's deficit              $   199,109       $    70,775


                       PORTER MCLEOD

         Statements of Operations and Retained Earnings

                                                       Year Ended
                                                      December 31,
                                                 1995              1994
                                                               (As Restated)
Management service revenues (Note 8)          $   847,593    $     612,803

General and administrative expenses               834,132          504,199

    Income from operations                         13,461          108,604

Other income (expense)
 Interest expense                                (132,301)         (42,138)
 Other expense                                    (25,628)        (174,926)
                                                 (157,929)        (217,064)

Loss before income taxes                         (144,468)        (108,460)

Income tax benefit (expense) (Note 2)              54,620             (773)

Net loss                                          (89,848)        (109,233)

Accumulated deficit
 Beginning of period                           (1,585,199)        (686,446)

 Prior period adjustment (Note 7)                      -          (789,520)

 End of period                             $   (1,675,047)    $ (1,585,199)

                 PORTER MCLEOD MANAGEMENT, INC.

                    Statements of Cash Flows

                                                    For the Years Ended
                                                        December 31,
                                                 1995                   1994
Cash flows from operating activities
 Net income                                   $ (89,848)           $(109,233)
  Adjustments to reconcile net loss
   to net cash provided by operating
   activities -
    Depreciation and amortization                18,880                7,529
    Changes in assets and liabilities -
     Receivables                                (14,977)                  -
     Prepaid expenses and other                 (14,955)              14,851
     Income tax receivable from affiliates      (54,620)                  -
     Accounts payable                            46,939              (11,750)
     Deferred revenue                           (32,508)              32,508
     Accrued expenses                           110,294                4,129
                                                 59,053               47,267
       Net cash (used in) operating
        activities                              (30,795)             (61,966)

Cash flows from investing activities
 Acquisition of property and equipment          (20,154)             (26,242)
       Net cash used in investment activities   (20,154)             (26,242)

Cash flows from financing activities
 Cash advances from affiliates                  237,491               85,274
 Payments on long-term debt                    (178,978)                  -
       Net cash (used in) provided by
        financing activities                     58,513               85,274

Net increase in cash and cash equivalents         7,564               (2,934)

Cash and cash equivalents - beginning
 of period                                        1,534                4,468

Cash and cash equivalents - end of period     $   9,098         $      1,534

Supplemental disclosures of cash flow information:
     Cash paid during the year for interest was $72,553 (1995) and $0 (1994).

Supplemental disclosure of noncash financing and investing
activities:
     During   1995,  the  Company  acquired  computer   equipment
     through a capital lease in the amount of $34,944.


                 PORTER MCLEOD MANAGEMENT, INC.

                  Notes to Financial Statements


Note 1 - Summary of Significant Accounting Policies

Porter McLeod Management, Inc. (the Company), is a wholly owned subsidiary of Porter-McLeod Holdings, Inc. (PMH). Both the Company and PMH were formed in March 1992. On April 1, 1992, Porter-McLeod, Inc. (PMC), a construction contractor, went through a reorganization, whereby PMC became a wholly owned subsidiary of PMH. The Company provides management services for other subsidiaries of PMH also engaged in the construction industry.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that such estimates have been based on reasonable assumptions and that such estimates are adequate, however, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months of less to be cash equivalents.

Management Services Revenue

The Company provides administrative services to affiliated companies which accounts for all of the Company's revenue generated on an annual basis. The administrative services provided include management, accounting, marketing and estimating expenses which are billed monthly, allocated evenly, to the two affiliated companies.

Property and Equipment

Property  and  equipment  is stated  at  cost.   Depreciation  is
provided  principally  on  the  straight-line  method  over   the
estimated  useful lives of the assets which range from  5  to  15 years.

Income Taxes

The Company accounts for income taxes whereby deferred tax liabilities and assets are determined based on the difference between the financial statement assets and liabilities and tax basis assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Reclassifications

Certain accounts in the 1994 financial statements have been reclassified to conform to the 1995 presentation.


Note 2 - Income Taxes

Deferred tax liabilities and assets are determined based on the difference between the financial statement assets and liabilities and tax basis assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to occur. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

The components of the provision for income taxes expense for the years ended December 31, 1995 and 1994 are as follows:

                                                  December 31,
                                              1995           1994
Current tax benefit (expense)              $  54,620      $   (773)

The Company files a consolidated tax return with its affiliated group (the Group). For financial statement purposes, the Group analyzes the tax liability on an individual Company basis. For 1995, consolidated operations of the affiliated group along with net operating loss carryforwards resulted in no income tax payable for the affiliated group. However, as a member of the Group had taxable income, an income tax receivable is recorded to the Company. Approximately, $20,000 of net operating loss carryforwards were used to offset taxable income from the Group.

For federal and state income tax purposes, the Group has net operating loss carryforwards of approximately $1,514,000, which substantially expire in fiscal years 2008 through 2010.


Note 3 - Deferred Revenue

In December 1994, the Company allocated one month of administrative services to affiliates. Total deferred revenue related to administrative services provided to affiliates was $32,508 for the year ended December 31, 1994. There was no deferred revenue for the year ended December 31, 1995. Deferred revenue represents funds received by the Company which has not yet been earned.


Note 4 - Operating Lease Commitments

The Company leases office space from an affiliated partnership on a month-to-month basis. Presently, the monthly expense is $1,645 and its management's intent to continue to lease the office space. Rent expense was $19,740 and $17,520 for the years ended December 31, 1995 and 1994, respectively. As of December 31, 1995 and 1994, the Company had prepaid approximately $20,000 and $0, respectively, of rent to the affiliated partnership.


Note 4 - Operating Lease Commitments (continued)

The Company leases certain equipment under long-term operating lease agreements expiring through December 1999. Minimum future annual rentals under the terms of these operating leases are as follows:

    Year Ending December 31,
            1996                            $   8,212
            1997                                8,212
            1998                                6,203
            1999                                6,203
            2000                                   -

                                            $  28,830

Lease  expense  incurred  under such agreements  was  $8,332  and
$1,411   for  the  years  ended  December  31,  1995  and   1994,
respectively.


Note 5 - Employee Benefits

The Company has a profit sharing plan for all eligible employees which is established under the provisions of Internal Revenue Code Section 401(k). The plan became effective January 1, 1994. The Company's contributions to the plan are determined by the employee's elective salary reductions, but may not exceed the maximum allowable deduction permitted under the Internal Revenue Code at the time of the contribution. Total profit sharing expense was $3,565 and $4,907 for the years ended December 31, 1995 and 1994, respectively.

The Company has established an employee health insurance plan under which the Company is partially self-insured. The Company has an excess risk insurance policy limiting the maximum liability based on the plan type and claims incurred by each individual covered under the plan. The policy with the insurance company covers any claims in excess of $5,000 per individual, per year and limits total Company claims to a maximum of a calculated amount based upon the number of employees and the dollar value of premiums. At December 31, 1995 and 1994, the Company's maximum medical claim liability under this stop-loss insurance policy was $120 and $4,327, respectively.


Note 6 - Long-Term Liabilities

Long-Term Debt

                                                  December 31,
                                             1995           1994
9.75%  note  payable  - bank, principal
 and interest  payable  in monthly
 installments  of  $5,660  beginning
  April   1996   and continuing
  through March 1997.                    $  215,920       $  247,500

11%  note  payable  -  bank, principal
 and  interest  payable  in monthly
 installments of $16,555 through
 February 1998.                             400,146          542,020
                                            616,066          789,520
Less current portion                       (197,960)        (134,686)

                                         $  418,106       $  654,834

The stockholder's of the parent and virtually all of the Company's assets guarantee this debt.

Required annual principal payments are $197,960 in 1996, $361,113 in 1997 and $56,993 in 1998.

Capital Leases

The  Company leases office equipment which is accounted for as  a
capital  lease.   The following is a schedule by year  of  future
minimum capital lease payments together with the net present value of the minimum lease obligation as of June 30, 1995.

      Year Ending December 30,
               1996                              $ 9,665
               1997                                9,665
               1998                                9,665
               1999                                9,665
               2000                                  807
               Total                              39,467
               Less amount representing
                interest                         (10,047)
               Total principal                    29,420
               Less current portion               (5,364)

                                                $ 24,056


                 PORTER MCLEOD MANAGEMENT, INC.

                  Notes to Financial Statements


Note 6 - Long-Term Liabilities (continued)

Capital Leases (continued)


The asset recorded under capital lease is as follows:

      Office furniture and equipment            $  34,944
      Less accumulated amortization                (6,970)

                                                $  27,974

Note 7 - Prior Period Adjustment

On November 30, 1994, involuntary proceedings under Chapter 7 of the United States Bankruptcy Code were commenced against Porter McLeod, Inc. (PMI), an affiliated company. As a consequence of the commencement of such proceedings and as the Company was listed as a guarantor, the Company assumed principal and interest payments on PMI's debt. As it is the Company's intention to continue making these payments and as the Company has been making these payments since the date of the commencement of these proceedings, the Company's December 31, 1994 financial statements have been restated to show the outstanding obligation relating to this debt as of December 31, 1994.


Note 8 - Related Party Transactions

The Company has the following receivable and payables with affiliates:

                                             December 31,
                                         1995          1994
Receivable from affiliate             $     -        $    810

Payables to affiliates                $ (379,408)    $   (481)

Note  payable  to affiliate at 7%,
 due in annual installments  of
 $272,854  plus interest, beginning
 March 1995 and maturing  March
 1997; unsecured.                       (677,126)     (818,562)

Payables to affiliates               $(1,056,534)    $(819,043)

                 PORTER MCLEOD MANAGEMENT, INC.

                  Notes to Financial Statements

Note 8 - Related Party Transactions (continued)


The Company provides administrative services to affiliated companies. Management service billings related to the administrative services provided were $390,093 and $291,811 for the years ended December 31, 1995 and 1994, respectively. In addition, the Company was reimbursed for costs paid on behalf of the affiliates in the amount of $457,500 and $320,992 for the years ended December 31, 1995 and 1994, respectively. The management service billings and reimbursed costs are allocated equally to the two affiliated companies. The total of the management service billings and reimbursed expenses is included in management service revenues on the income statement.




                  PORTER MCLEOD COLORADO, INC.

                      Financial Statements
                   December 31, 1995 and 1994



                  PORTER MCLEOD COLORADO, INC.




                        Table of Contents


                                                                Page


Independent Auditors' Report                                       1

Financial Statements

   Balance Sheets                                                  2

   Statements of Operations and Retained Earnings                  3

   Statements of Cash Flows                                        4

Notes to Financial Statements                                      5






                  INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Porter McLeod Colorado, Inc.
Lakewood, Colorado


We have audited the accompanying balance sheet of Porter McLeod Colorado, Inc. as of December 31, 1995, and the related statements of operations and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Porter McLeod Colorado, Inc. as of December 31, 1994 were audited by other auditors whose report dated February 10, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of Porter McLeod Colorado, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                              /s/ Ehrhardt Keefe Steiner & Hottman PC
                                  Ehrhardt Keefe Steiner & Hottman PC

April 3, 1996
Denver, Colorado



                  PORTER MCLEOD COLORADO, INC.

                         Balance Sheets

                                                         December 31,
                                                     1995            1994
                            Assets
Current assets
 Cash and cash equivalents                        $  296,893     $  183,553
 Accounts  receivable, less allowance
  for doubtful accounts  of $10,000 in
  1995 and 1994                                    1,428,806        445,919
 Retainage receivable                                131,161         92,007
 Costs and estimated earnings in excess
  of billings (Note 2)                               118,556        153,046
 Prepaid expenses and other                           10,481         24,877
     Total current assets                          1,985,897        899,402

Property and equipment
 Office furniture and equipment                       96,555         96,555
 Leasehold improvements                               69,268         69,268
                                                     165,823        165,823
 Less accumulated depreciation                       (79,662)       (52,040)
    Total property and equipment                      86,161        113,783

Other assets
 Advances to affiliate (Note 8)                      286,411        176,203
    Total other assets                               286,411        176,203

Total                                            $ 2,358,469     $1,189,388

                 Liabilities and Stockholders' Equity
Current liabilities
 Accounts payable                                $ 1,635,505     $  754,354
 Accrued expenses and payroll taxes                       -          35,418
 Income taxes payable to affiliate (Note 5)           54,620             -
 Billings  in excess of costs and
  estimated earnings  contracts (Note 2)             185,025             -
     Total current liabilities                     1,875,150        789,772

Commitments (Notes 4, 6 and 7)

Stockholders' equity
 Common  stock,  no par value, 100,000
  shares  authorized;  and 1,000 shares
  issued and outstanding                               1,000         1,000
 Retained earnings                                   482,319       398,616
    Total stockholders' equity                       483,319       399,616

Total                                            $ 2,358,469   $ 1,189,388

                  PORTER MCLEOD COLORADO, INC.

         Statements of Operations and Retained Earnings


                                                       Years Ended
                                                       December 31,
                                                   1995          1994
Contract revenues (Notes 2 and 3)               $  9,716,440  $ 7,894,824
Cost of contract revenues (Note 2)                 8,703,468    6,731,713

   Gross profit                                    1,012,972    1,163,111

General and administrative expenses                  871,812      915,169

   Income from operations                            141,160      247,942

Other income (expense)
 Interest income                                      (1,791)        (501)
 Other expense                                        (1,046)      (1,846)
                                                      (2,837)      (2,347)
Income before income taxes                           138,323      245,595

Income tax expense (Note 5)                           54,620       15,000

Net income                                            83,703      230,595

Retained earnings
 Beginning of period                                 398,616      168,021

 End of period                                  $    482,319    $ 398,616

                  PORTER MCLEOD COLORADO, INC.

                    Statements of Cash Flows


                                                  For the Years Ended
                                                       December 31,
                                                1995               1994
Cash flows from operating activities
 Net income                                   $ 83,703          $  230,595
 Adjustments to reconcile net loss to
  net cash provided by operating
  activities -
   Depreciation                                 27,622              22,421
   Changes in assets and liabilities -
    Receivables                             (1,022,041)            190,656
    Cost and estimated earnings in
     excess of billings on contracts            34,490             163,477
    Prepaid expenses and other                  14,396             (24,354)
    Accounts payable                           881,151            (342,739)
    Billings in excess of costs and
     estimated earnings on contracts           185,025             (24,079)
    Income taxes payable                        54,620                  -
    Accrued expenses                           (35,418)             10,146
                                               139,845              (4,472)
        Net cash provided by
         operating activities                  223,548             226,123

Cash flows from investing activities
 Acquisition of property and equipment              -              (38,026)
 Proceeds from sale of investment securities        -                1,319
        Net cash used in
         investment activities                      -              (36,707)

Cash flows from financing activities
 Cash advances to affiliate, net              (110,208)            (44,950)
        Net cash used in
         financing activities                 (110,208)            (44,950)

Net increase in cash and cash equivalents      113,340             144,466

Cash and cash equivalents - beginning of
 period                                        183,553              39,087

Cash and cash equivalents - end of period   $  296,893         $   183,553

Supplemental disclosures of cash flow information:
     Cash paid during the year for income taxes $0 and $15,000 for 1995 and 1994, respectively.

                  PORTER MCLEOD COLORADO, INC.

                  Notes to Financial Statements


Note 1 - Summary of Significant Accounting Policies

Porter  McLeod  Colorado,  Inc. (the  Company),  incorporated  in
Colorado, is a construction contractor. The Company, which is a wholly-owned subsidiary of Porter-McLeod Holdings, Inc. (PMH), was founded and incorporated in April 1992.

The Company is a general contractor providing construction management services primarily for retail interior construction by national retail firms, including original construction and remodeling of retail stores, throughout Colorado. Substantially all of the Company's work is performed under negotiated fixed price contracts. The length of the Company's contracts varies but is typically one year or less. Accordingly, the Company classifies all contract related assets and liabilities as current.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that such estimates have been based on reasonable assumptions and that such estimates are adequate, however, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months of less to be cash equivalents.

Concentration of Credit Risk

The Company grants credit in the normal course of business to customers who are primarily commercial and retail chain owners located throughout Colorado. To reduce credit risk, the Company monitors the financial condition and performs credit analysis prior to entering into construction contracts. Additionally, at times, the Company maintains cash balances in excess of FDIC limits. As of December 31, 1995, the balance in excess of the federally insured limits was approximately $309,500.

For the year ended December 31, 1995, the Company had three customers representing 16.6%, 13.1%, and 10%, respectively, of the sales and 27.4% of the outstanding accounts receivable balance. For the year ended December 31, 1994, the Company had four customers representing 23.3%, 12.3%, 10.1%, and 10.7%, respectively, of the sales and 26.2% of the outstanding accountings receivable balance.

                  PORTER MCLEOD COLORADO, INC.

                  Notes to Financial Statements


Note 1 - Summary of Significant Accounting Policies (continued)

Property and Equipment

Property  and  equipment  is stated  at  cost.   Depreciation  is
provided  principally  on  the  straight-line  method  over   the
estimated  useful lives of the assets which range from  5  to  15 years.

Income Taxes

The Company accounts for income taxes whereby deferred tax liabilities and assets are determined based on the difference between the financial statement assets and liabilities and tax basis assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Revenue and Cost Recognition

Revenues from fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of total cost incurred to date to estimated total costs for each contract. This method is used because management considers cost to date to be the best available measure of progress on these contracts.

Contract costs include all direct job costs and those indirect costs related to contract performance, such as indirect labor, supplies, insurance, equipment repairs and depreciation costs. General and administrative costs are charged to expense as incurred.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses become known.

Changes in job performance, job conditions and estimated profitability, including those arising from final contract settlements, may result in revisions to costs and income. These revisions are recognized in the period in which the changes are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimates.

The asset account, "Costs and estimated earnings in excess of billings on contracts," represents revenues recognized in excess of amounts billed. The liability account, "Billings in excess of costs and estimated earnings on contracts," represents billings in excess of revenues recognized.

Reclassifications

Certain accounts in the 1994 financial statements have been reclassified to conform to the 1995 presentation.
                  PORTER MCLEOD COLORADO, INC.

                  Notes to Financial Statements


Note 2 - Costs and Estimated Earnings on Uncompleted Contracts

The   Company's  costs  and  estimated  earnings  on  uncompleted contracts consist of the following:


                                                   December 31,
                                               1995          1994
Costs incurred on uncompleted contracts     $   808,450   $ 1,885,896
Estimated earnings                               68,932       330,485
                                                877,382     2,216,381
Less billings to date                          (943,851)   (2,063,335)

                                            $   (66,469)  $   153,046

                                                    December 31,
                                               1995            1994
Included in the accompanying balance
 sheet under the following captions:
Costs and estimated earnings in excess
 of billings on uncompleted contracts       $  118,556    $     153,046
Billings in excess of costs and
 estimated earnings on uncompleted
 contracts                                    (185,025)              -

                                            $  (66,469)   $     153,046


Note 3 - Backlog

The   following  schedule  shows  a  reconciliation  of   backlog
representing signed contracts in existence:

                                                    December 31,
                                                1995         1994
Balance - beginning of year                  $ 1,914,936    $1,582,510
New contracts, added during year               9,016,325     8,227,250
                                              10,931,261     9,809,760
 Less contracts revenue earned                (9,716,440)   (7,894,824)

Balance - end of year                        $ 1,214,821    $1,914,936

                  PORTER MCLEOD COLORADO, INC.

                  Notes to Financial Statements


Note 4 - Commitments

All of the Company's assets guarantee an affiliate's SBA loan and note payable which have a combined outstanding balance at December 31, 1995 of $616,066.


Note 5 - Income Taxes

Deferred tax liabilities and assets are determined based on the difference between the financial statement assets and liabilities and tax basis assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to occur. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

The components of the provision for income tax expense for the years ended December 31, 1995 and 1994 are as follows:

                                                 Years Ended
                                                  December 31,
                                              1995          1994
 Current                                    $ 54,620         $ 15,000
 Deferred                                         -              -

                                            $ 54,620         $ 15,000

There are no significant differences in recognition of income for tax purposes as that reported on the financial statements and, accordingly, there are no deferred taxes or related asset and/or liability.

The effective tax rate on financial statement income varies from the statutory rate of 34% due to surtax exemptions, state income taxes and permanent differences.

The Company files a consolidated tax return with its affiliated group (the Group). For financial statement purposes, the Group analyzes the tax liability on an individual Company basis. For 1995, consolidated operations of the affiliated group along with net operating loss carryforwards resulted in no income tax payable for the affiliated group. However, as the Company had taxable income, a payable to the Group is recorded. Approximately $20,000 of net operating loss carryforwards were used to offset taxable income from the Group.

For federal and state income tax purposes, the Group has net operating loss carryforwards of approximately $1,514,000, which substantially expire in fiscal year 2008 through 2010.
                  PORTER MCLEOD COLORADO, INC.

                  Notes to Financial Statements


Note 6 - Related Party Lease Commitment

The Company leases office space from an affiliated party, by common ownership, on the month-to-month basis. Presently, the monthly expense is $3,290, and it is management's intent to continue to lease the office space. Rent expense for the years ended December 31, 1995 and 1994, was $39,480 and $31,750, respectively.


Note 7 - Employee Benefits

The Company has a profit sharing plan for all eligible employees which is established under the provision of Internal Revenue Code
Section 401(k). The plan became effective January 1, 1994. The Company's contributions to the plan are determined by the employee's elective salary reductions, but may not exceed the maximum allowable deduction permitted under the Internal Revenue Code at the time of the contribution. Total profit sharing expense was $3,498 and $2,558 for the years ended December 31, 1995 and 1994, respectively.

The Company has established an employee health insurance plan under which the Company is partially self-insured. The Company has an excess risk insurance policy limiting the maximum liability based on the plan type and claims incurred by each individual covered under the plan. The policy with the insurance company covers any claims incurred by each individual covered under the plan. The policy with the insurance company covers any claims in excess of $5,000 per individual, per year and limits total Company claims to a maximum of a calculated amount based upon the number of employees and the dollar value of premiums. At December 31, 1995 and 1994, the Company's maximum medical claim liability under this stop-loss insurance policy was $3,310 and $12,764.


Note 8 - Related Party Transactions

The Company has the following receivable, payable and note payable with affiliates:

                                                      December 31,
                                                  1995          1994
Advances to affiliate, by common ownership       $   286,411   $ 176,203

During 1995 and 1994, the Company both received and advanced funds to affiliated companies to fund operations.

An affiliated company, by common ownership, provides administrative services for the Company. Management fee expense related to these administrative services was $195,048 for the years ended December 31, 1995 and 1994. In addition, the Company reimbursed the affiliate for costs incurred on behalf of the Company in the amounts of $228,750 and $91,058 for the years ended December 31, 1995 and 1994, respectively. The total of the management fees and reimbursed expenses are included in the general and administrative expenses on the income statement.


               PORTER MCLEOD NATIONAL RETAIL, INC.

                      Financial Statements
                   December 31, 1994 and 1995
               PORTER MCLEOD NATIONAL RETAIL, INC.




                        Table of Contents


                                                                Page


Independent Auditors' Report                                       1

Financial Statements

   Balance Sheets                                                  2

   Statements of Operations                                        3

   Statements of Stockholders' Equity                              4

   Statements of Cash Flows                                        5

Notes to Financial Statements                                      6






                  INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Porter McLeod National Retail, Inc.
Lakewood, Colorado


We have audited the accompanying balance sheet of Porter McLeod National Retail, Inc. as of December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Porter McLeod National Retail, Inc. as of December 31, 1994 were audited by other auditors whose report dated February 10, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of Porter McLeod National Retail, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                              /s/ Ehrhardt Keefe Steiner & Hottman PC
                                  Ehrhardt Keefe Steiner & Hottman PC

March 27, 1996
Denver, Colorado

                      INDEPENDENT AUDITOR'S REPORT



Board of Directors
Porter McLeod National Retail, Inc.


We have audited the accompanying balance sheets of Porter McLeod National Retail, Inc. as of December 31, 1994 and 1993, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above to present fairly, in all material respects, the financial position of Porter McLeod National Retail, Inc. as of December 31, 1994 and 1993, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.


                                     /s/ Lehman, Butterwick & Company, P.C.

Denver, Colorado
February 10, 1995





               PORTER MCLEOD NATIONAL RETAIL, INC.

                         Balance Sheets

                                              December 31,         September 30
                                          1994          1995          1996
                                                                   (Unaudited)
                             Assets
Current assets
 Cash and cash equivalents              $  236,583    $  354,050    $   267,482
 Investment securities available for
  sale, net (Note 4)                       348,384            -             -
Accounts  receivable,  less allowance
 for  doubtful  accounts  of
 $20,000 in 1995 and 1994                1,145,852       609,762      1,610,051
Retainage receivable                       369,205        13,086             -
Costs and estimated earnings in
 excess of billings (Note 2)               904,177        96,625        428,661
 Prepaid expenses and other                 23,411        66,232        336,252
   Total current assets                  3,027,612     1,139,755      2,642,446

Property and equipment
 Building                                       -            -          600,000
 Office furniture and equipment             21,278        21,278        171,307
 Leasehold improvements                     34,634        34,634        138,536
 Vehicles                                       -            -           50,663
                                            55,912        55,912        960,506
 Less accumulated depreciation             (14,843)      (21,655)      (180,332)
   Total property and equipment             41,069        34,257        780,174

Other assets
 Note receivable from affiliate
  (Note 10)                                677,126       677,126             -
 Advances to affiliates (Note 10)              -          92,997             -
 Organization costs, net                       -              -           2,704
    Total other assets                     677,126       770,123          2,704

Total assets                           $ 3,745,807   $ 1,944,135     $3,425,324

Liabilities and Stockholders' Equity
Current liabilities
 Accounts payable                      $ 1,982,895   $   451,138     $1,955,725
 Accrued expenses and payroll taxes         27,875            -         170,660
 Billings in excess of costs and
   estimated earnings contracts              4,245            -          93,296
 Payables to affiliates (Note 10)           33,287            -             -
 Current portion of long-term debt              -             -         230,812
 Current portion of capital lease
  obligation                                    -             -           5,365
     Total current liabilities           2,048,302        451,138     2,455,858

Commitments and contingencies
 (Notes 6, 8 and 9)

Long-term debt (net of current
 portion)                                      -              -         879,052
Capital lease obligation net
 of current portion                            -              -          19,912
                                               -              -         898,964
Stockholders' equity
 Preferred stock, $.001 par value,
  100,000 authorized - no  shares
  issued and outstanding                       -              -              -
 Common  stock, $.0001 par value,
   authorized - 3,000,000 shares  -
  issued and outstanding; 1,970,666
  (1995) and 1,885,666 (1994)                189             197            367
 Additional paid-in capital            3,824,249       3,931,116      3,933,445
 Accumulated deficit                    (744,002)     (2,374,199)    (3,863,310)
 Unrealized holding loss (Note 4)        (51,212)             -             -
 Consulting agreement (Note 7)               -           (64,117)           -
 International marketing contract
  (Note 7)                            (1,331,719)             -           -
    Total stockholders' equity         1,697,505       1,492,997         70,502

Total liabilities and stockholders'
 equity                              $ 3,745,807    $  1,944,135     $3,425,324

               PORTER MCLEOD NATIONAL RETAIL, INC.

                    Statements of Operations

                                               Years Ended
                                              December 31,         September 30,
                                           1994        1995            1996
                                                                   (Unaudited)
Contract revenues                       $ 9,873,116  $ 5,167,422    $8,775,036
Cost of contract revenues                 9,574,346    4,576,593    (7,752,959)

     Gross profit                           298,770      590,829     1,022,077

General and administrative expenses       1,021,406    1,124,048     1,297,070

  Loss from operations                     (722,636)    (533,219)     (274,993)

Other income (expense)
 Interest income (expense)                   91,268       54,531       (47,765)
 Loss on sale of investment securities      (53,072)     (41,743)           -
 Other expense                               (9,977)          -             -
 Impairment of International
  Marketing agreement (Note 7)                   -     1,109,766            -
                                             28,219       12,788       (47,765)

Loss before income taxes                   (694,417)  (1,630,197)     (322,758)

Income tax benefit (Note 5)                  12,102           -         13,802

Net income (loss)                        $ (682,315) $(1,630,197)  $  (308,956)


Net income (loss) per common share       $     (.37)  $    (.85)   $

Weighted average number of shares
 outstanding                              1,823,999   1,923,999


                       PORTER MCLEOD NATIONAL RETAIL, INC.

                       Statements of Stockholders' Equity

                                                       Additional
                                   Common Stock          Paid-in   Accumulated
                                Shares      Amount       Capital      Deficit
Balances at December 31, 1993 1,700,666   $    170     $ 2,124,580  $ (48,305)

Distribution of net assets
 due to reorganization              -           -             -       (13,382)

Issuance of common stock for
 marketing services at
 $9.1875 per share (Note 7)     85,000           9         780,929         -

Issuance of common stock
 under option agreement
 for marketing services at
 $9.1875 per share (Note 7)    100,000          10         918,740        -

Unrealized holding loss
 (Note 4)                           -           -              -          -

International marketing
 contract (Note 7)                  -           -              -          -

Net loss                            -           -              -       (682,315)

Balances at December 31,
 1994                        1,885,666        189        3,824,249     (744,002)

Issuance of common stock
 pursuant to consulting
 agreement at 1.16 per share
 (Note 7)                      60,000           6           69,369          -

Issuance of common stock
 pursuant to consulting
 agreement at 1.50 per share
 (Note 7)                      25,000           2           37,498          -

Unrealized holding loss
 (Note 4)                          -            -               -           -

Amortization of international
 marketing agreement               -            -               -           -

Consulting agreement (Note 7)      -            -               -           -

Amortization of consulting
 agreement                         -            -               -           -

Net income                         -            -               -      (520,431)

                             1,970,666      $    19     $ 3,931,116 $(1,264,433)

Continued on the next page.



Continued from the following page.

                             Unrealized International                 Total
                               Holding    Marketing    Consulting  Stockholders'
                                 Loss      Contract     Agreement     Equity
Balances at December 31,
 1993                        $       -   $       -     $       -    $2,076,445

Distribution of net assets
 due to reorganization               -           -             -       (13,382)

Issuance of common stock
 for marketing services at
 $9.1875 per share (Note 7)          -           -             -       780,938

Issuance of common stock
 under option agreement for
 marketing services at
 $9.1875 per share (Note 7)         -            -             -       918,750

Unrealized holding loss
 (Note 4)                      (51,212)          -             -       (51,212)

International marketing
 contract (Note 7)                  -      (1,331,719)         -    (1,331,719)

Net loss                            -            -             -      (682,315)

Balances at December 31,
 1994                          (51,212)   (1,331,719)          -     1,697,505

Issuance of common stock
 pursuant to consulting
 agreement at 1.16 per
 share (Note 7)                     -             -            -        69,375

Issuance of common stock
 pursuant to consulting
 agreement at 1.50 per share
 (Note 7)                           -             -            -        37,500

Unrealized holding loss
 (Note 4)                        51,212           -            -        51,212

Amortization of international
 marketing agreement                -         221,953          -       221,953

Impairment of international
 marketing agreement                -       1,109,760          -    (1,109,766)

Consulting agreement (Note 7)       -             -       (106,867)   (106,867)

Amortization of consulting
 agreement                          -             -         42,750      42,750

Net income                          -             -             -   (1,630,197)

                               $    -     $       -      $ (64,117) $1,492,997



               PORTER MCLEOD NATIONAL RETAIL, INC.

                    Statements of Cash Flows

                                        For the Years Ended
                                             December 31,         September 30,
                                         1994          1995           1996
                                                                  (Unaudited)
Cash flows from operating activities
 Net loss                            $  (682,315) $(1,630,197)   $  (308,956)
 Adjustments to reconcile net
  loss to net cash provided by
  operating activities -
  Depreciation                             5,687        6,812              -
  Amortization                           147,762      264,703              -
  Impairment of marketing agreement           -     1,109,766              -
  Loss on sale of investment
   securities                             53,072       38,817              -
  Operating distributions to
   net assets                            (27,431)          -               -
  Changes in assets and
   liabilities -
   Receivables                          (839,627)     892,209     (1,000,289)
   Retainage receivable                       -            -          13,086
   Cost and estimated earnings
    in  excess  of billings on
    contracts                          (719,370)      807,552       (332,036)
   Prepaid expenses and other           (20,123)      (42,821)      (270,020)
   Investment securities                (42,073)           -          (2,704)
   Organization costs                        -             -       1,504,587
   Accounts payable                   1,313,755    (1,531,757)           -
   Payables to affiliates               (42,138)      (33,287)           -
   Billings  in  excess of costs
    and  estimated earnings on
    contracts                           (34,770)       (4,245)        93,296
   Accrued expenses                       7,187       (27,875)       170,660
   Income taxes payable                  (7,823)           -              -
                                       (205,892)    1,479,874        176,580
    Net cash (used in) operating
     activities                        (888,207)     (150,323)      (132,376)

Cash flows from investing activities
 Acquisition of property and equipment  (1,559)            -        (745,917)
 Proceeds from sale of investment
  securities                           400,000        360,779        677,126
 Payments on note receivable                -              -              -
    Net cash provided by investment
     activities                        398,441        360,779        (68,791)

Cash flows from financing activities
 Cash advances (to) from affiliate,
  net                                    4,227        (92,997)        92,997
  Net proceeds from issuance of
   common stock                        220,000              8            170
  Non-operating distribution of
   net assets                           14,049             -      (1,113,709)
  Proceeds from long-term debt              -              -       1,135,141

    Net cash (used in) provided
     by financing activities           238,276        (92,989)       114,599

Net increase (decrease) in cash
 and cash equivalents                 (251,490)       117,467        (86,568)

Cash and cash equivalents -
 beginning of period                   488,073        236,583        354,050

Cash and cash equivalents - end
 of period                         $   236,583     $  354,050    $   267,482

Supplemental disclosures of cash flow information:
     Cash paid during the year for income taxes $0 and $8,590 for 1995 and 1994, respectively.

Supplemental disclosures of non-cash financing activities:
     During 1995, the Company issued stock in the amount of $106,867 for consulting services pursuant to a consulting agreement (Note 7).

     During 1994, the Company issued stock in the amount of $1,749,688 for consulting services pursuant to an international marketing agreement (Note 7).


               PORTER McLEOD NATIONAL RETAIL, INC.

                  Notes to Financial Statements


Note 1 - Summary of Significant Accounting Policies

PORTER  McLEOD  NATIONAL RETAIL INC. (PMNR) (the Company),  is  a
subsidiary of PORTER McLEOD HOLDINGS, INC. (PMH). PMH owned approximately 49% and 52% of the outstanding common stock of PMNR at December 31, 1995 and 1994, respectively. Both PMNR and PMH were formed in March 1992. On April 1, 1992, Porter-McLeod, Inc.
(PMI), a construction contractor, went through a reorganization, whereby PMI became a wholly-owned subsidiary of PMH.

The Company is a general contractor providing construction management services primarily for retail interior construction by national retail firms, including original construction and remodeling of retail stores, throughout the United States.
Substantially all of the Company's work is performed under negotiated fixed price contracts. The length of the Company's contracts varies but is typically one year or less. Accordingly, the Company classifies all contract related assets and liabilities as current.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that such estimates have been based on reasonable assumptions and that such estimates are adequate, however, actual results could differ from those estimates.

Adoption of New Accounting Rules

In 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock Based Compensation," (FAS 123) which encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees. FAS 123 is required for such grants, described above, to acquire goods or services from nonemployees. Additionally, although expense recognition is not mandatory, FAS 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share information using the new method. The Company will adopt the disclosure requirements of FAS 123 in the first quarter of fiscal 1996 and, does not believe the effect of the adoption will be material.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months of less to be cash equivalents.
               PORTER McLEOD NATIONAL RETAIL, INC.

                  Notes to Financial Statements


Note 1 - Summary of Significant Accounting Policies (continued)

Investments

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, management determines the appropriate classification of securities at the time of the purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity investments and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value.

Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are charged to shareholder's equity, whereas realized gains and losses flow through the Company's annual operations.

Concentration of Credit Risk

The Company grants credit in the normal course of business to customers who are primarily commercial and retail chain owners located throughout the United States. To reduce credit risk, the Company monitors the financial condition and performs credit analysis prior to entering into construction contracts. Additionally, at times, the Company maintains cash balances in excess of FDIC limits. As of December 31, 1995, the balance in excess of the federally insured limits was approximately $348,000.

For the year ended December 31, 1995, the Company had three customers representing 33.8%, 18.8%, and 15.6%, respectively, of the sales and 86.3% of the outstanding accounts receivable balance. For the year ended December 31, 1994, the Company's had two customers representing 55.1% and 20.8%, respectively, of the sales and 78.1% of the outstanding accountings receivable balance.

Property and Equipment

Property  and  equipment  is stated  at  cost.   Depreciation  is
provided  principally  on  the  straight-line  method  over   the
estimated  useful lives of the assets which range from  5  to  15 years.

Income Taxes

The Company accounts for income taxes whereby deferred tax liabilities and assets are determined based on the difference between the financial statement assets and liabilities and tax basis assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
               PORTER McLEOD NATIONAL RETAIL, INC.

                  Notes to Financial Statements


Note 1 - Summary of Significant Accounting Policies (continued)

Revenue and Cost Recognition

Revenues from fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of total cost incurred to date to estimated total costs for each contract. This method is used because management considers cost to date to be the best available measure of progress on these contracts.

Contract costs include all direct job costs and those indirect costs related to contract performance, such as indirect labor, supplies, insurance, equipment repairs and depreciation costs. General and administrative costs are charged to expense as incurred.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses become known.

Changes in job performance, job conditions and estimated profitability, including those arising from final contract settlements, may result in revisions to costs and income. These revisions are recognized in the period in which the changes are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimates.

The asset account, "Costs and estimated earnings in excess of billings on contracts," represents revenues recognized in excess of amounts billed. The liability account, "Billings in excess of costs and estimated earnings on contracts," represents billings in excess of revenues recognized.

Loss Per Share

Loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the year. Common stock equivalents are not considered in this calculation as their inclusion would be anti-dilutive.

Reclassifications

Certain accounts in the 1994 financial statements have been reclassified to conform to the 1995 presentation.

               PORTER McLEOD NATIONAL RETAIL, INC.

                  Notes to Financial Statements


Note 2 - Costs and Estimated Earnings on Uncompleted Contracts

The   Company's  costs  and  estimated  earnings  on  uncompleted contracts consist of the following:

                                                    December 31,
                                                  1995        1994
 Costs incurred on uncompleted contracts     $   199,462    $ 5,618,782
 Estimated earnings                               28,020        320,622
                                                 227,482      5,939,404
 Less billings to date                          (130,857)    (5,039,472)

                                             $    96,625    $   899,932

                                                     December 31,
                                                  1995           1994
Included in the accompanying balance
 sheet under the following captions:
Costs and estimated earnings in excess
 of billings on uncompleted contracts           $  96,625    $   904,177
Billings in excess of costs and
 estimated earnings on uncompleted
 contracts                                             -          (4,245)

                                                $  96,625    $   899,932

Note 3 - Backlog

The   following  schedule  shows  a  reconciliation  of   backlog
representing signed contracts in existence:

                                                       December 31,
                                                   1995         1994
Balance - beginning of year                     $1,192,123   $ 1,451,747
New contracts, added during year                 4,680,930     9,613,492
                                                 5,873,053    11,065,239
Less contracts revenue earned                   (5,167,422)   (9,873,116)

Balance - end of year                           $  705,631   $1,192,123

               PORTER McLEOD NATIONAL RETAIL, INC.

                  Notes to Financial Statements


Note 4 - Investments

At December 31, 1994, the investment securities portfolio was comprised of securities classified as available for sale, in conjunction with the adoption of SFAS No. 115, resulting in investment securities available for sale being carried at market value. The amortized cost and fair values of investment securities at December 31, 1995 and 1994, are as follows:

                                  Gross       Gross
                    Amortized   Unrealized  Unrealized        Fair
                      Cost        Gains       Losses          Value
December 31, 1994

Available for sale:
 Equity securities  $ 399,596    $    -    $ (51,212)       $    348,384

Included in stockholder's equity at December 31, 1994, is $51,212 of net unrealized losses on investment securities available for sale.


Note 5 - Income Taxes

Deferred tax liabilities and assets are determined based on the difference between the financial statement assets and liabilities and tax basis assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to occur. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

The components of the provision for income tax (benefit) expense for the years ended December 31, 1995 and 1994 are as follows:

                                              Years Ended
                                              December 31,
                                        1995             1994
Current                                  $    -         $ (12,102)
Deferred                                      -               -

                                         $    -         $ (12,102)

               PORTER McLEOD NATIONAL RETAIL, INC.

                  Notes to Financial Statements


Note 5 - Income Taxes (continued)

The  differences  between the federal income  tax  rate  and  the
effective   income  tax  rate  as  elected  in  the  accompanying
statements of operations are:


                                              Years Ended
                                              December 31,
                                          1995           1994
Statutory federal income tax rate
 (benefit)                              (34.0)%         (34.0)%
Valuation allowance for net operating
 loss                                    34.0            32.3

Effective tax rate (benefit)               - %           (1.7)%

The deferred income tax liabilities results primarily from the recognition of tax net operating loss carryforwards, and is composed of the following:

                                                December 31,
                                            1995           1994
Total deferred current tax asset         $   190,392    $   114,857
Total deferred tax liability                    -                -
Valuation allowance                         (190,392)      (114,857)

                                         $      -       $        -

For federal and state income tax purposes, the Company has net operating loss carryforwards of approximately $1,269,000 which substantially expire in fiscal years 2008 through 2010. The net operating loss carryforwards generated a deferred tax asset in the amount of $190,392 which has been fully reserved for due to lack of profitable operating history.


Note 6 - Commitments and Contingencies

Related Party Lease

The Company leases office space from an affiliated party, by common ownership, on the month-to-month basis. Presently, the monthly expense is $1,645, and it is management's intent to continue to lease the office space. Rent expense for the years ended December 31, 1995 and 1994, was $19,740 and $17,520, respectively.
               PORTER McLEOD NATIONAL RETAIL, INC.

                  Notes to Financial Statements


Note 6 - Commitments and Contingencies (continued)

Litigation

There is an action pending in the United States District Court of Utah in which the Company is named as a co-defendant. The Plaintiff, a licensed contractor, entered into a subcontract with Porter McLeod, Inc. (PMI) to act as PMI's subcontractor in connection with the construction of a store. The Plaintiff seeks the sum of approximately $117,005 together with interest, attorney's fees and court costs against PMI, the Company and another co-defendant. The basis of the plaintiff's claim against the Company is that PMI changed it name to Porter McLeod National Retail, Inc. The proceeding currently is stayed due to bankruptcy proceeding of PMI. Management believes this case will not result in any liability to the Company. No adjustment has been made to these financial statements as a result of this uncertainty.


Note 7 - Stockholders' Equity

Warrants

Each  of  the  534,000  warrants issued in  connection  with  the offering entitles the holder to purchase one share of the Company's common stock at a price of $6.00, through September 1996. The warrants are redeemable by the Company at any time prior to their exercise or expiration. The redemption price is $.05 per warrant. No warrants have been exercised or redeemed as of December 31, 1995.

International Marketing Agreement

In 1994, the Company entered into an agreement with an individual with an individual for international marketing consulting services. The consultant's services were intended to develop contacts, for the Company, with international organizations seeking contractors for construction projects.
The agreement extended for ten years, and the consultants could terminate the contract once $2.4 million of gross profit had been generated from international business. For services to be performed, the consultant was give 85,000 shares of common stock and options to purchase 100,000 more shares at an option price of $2.20 per share. The total amount of stock issued for marketing services under this agreement was $1,479,688 net of $220,000 of option proceeds. Under SFAS 121, the Company determines if an impairment has occurred when events or circumstances change. In late
1995, management made the decision to focus its operations domestically and abandon its international efforts. Management has attempted to capitalize on international opportunities since the inception of the contract with no success. The lack of success coupled with the management's determination that it would not be able to make any material efforts in regard to international projects was the event which caused management to review the agreement in accordance with SFAS No. 121. Future cash flows from this contract are estimated to be negligible; therefore, the asset was fully impaired.

Amortization expense of the International Marketing Agreement for the year ended December 31, 1995 and 1994 was $221,953 and $149,969, respectively.

               PORTER McLEOD NATIONAL RETAIL, INC.

                  Notes to Financial Statements


Note 7 - Stockholders' Equity (continued)

Consulting Agreement

In 1995, the Company entered into an agreement with an individual for consulting services. The consultant's services are intended to provide ongoing operations advice. The agreement extends for 15 months. For services to be performed, the consultant was given a total of 85,000 shares of common stock. The cost recorded pursuant to this consulting agreement was $106,867 which was the fair market value of the stock issued. The cost is being amortized over the term of the underlying agreement. Amortization expense for the year ended December 31, 1995 was $42,750.


Note 8 - Stock Option Plan

The Company adopted a stock option plan in 1993. The plan provides for the grant of qualified incentive options to key employees and for the grant of non-qualified options to other individuals. A maximum of 150,000 shares of common stock in total can be issued for the two types of options combined. The exercise price of options granted and the granting of options will not be less than the fair market value of the common stock at the date of the grant (110% for anyone who owns 10% or more of the Company's voting stock at the date of grant).

The plan is administered by the Option Committee, which may provide vesting requirements and specific expiration provisions with respect to the options granted. The plan expires on May 6, 2006. No options have been granted under this plan.


Note 9 - Employee Benefits

The Company has a profit sharing plan for all eligible employees which is established under the provisions of Internal Revenue Code Section 401(k). The plan became effective January 1, 1994. The Company's contributions to the plan are determined by the employee's elective salary reductions, but may not exceed the maximum allowable deduction permitted under the Internal Revenue Code at the time of the contribution. Total profit sharing expense was $1,740 and $2,614 for the years ended December 31, 1995 and 1994, respectively.

The Company has established an employee health insurance plan under which the Company is partially self-insured. The Company has an excess risk insurance policy limiting the maximum liability based on the plan type and claims incurred by each individual covered under the plan. The policy with the insurance company covers any claims in excess of $5,000 per individual, per year and limits total Company claims to a maximum of the calculated amount based upon the number of employees and the dollar value of premiums. At December 31, 1995 and 1994, the Company's maximum medical claim liability under this stop-loss insurance policy was $0 and $4,544, respectively.

               PORTER McLEOD NATIONAL RETAIL, INC.

                  Notes to Financial Statements


Note 10 - Related Party Transaction

The Company has the following note receivable, and note payable with affiliates:

                                                December 31,
                                              1995        1994
Note  receivable from affiliate, by common
 ownership, at 7%,  due in annual
 installments of $225,709 plus interest,
 beginning March 1995 and maturing
 March 31, 1997; unsecured.               $  677,126   $     677,126

Advances to affiliate, by common
 ownership, non-interest  bearing
 due on demand.                            $  92,997    $          -

Payable to affiliates, repaid in 1995.     $      -     $     33,287

During 1995 and 1994, the Company both received and advanced funds to affiliated companies to fund operations.

An affiliated company, by common ownership, provides administrative services for the Company. Management fee expense related to these administrative services was $195,048 and $195,048 for the years ended December 31, 1995 and 1994, respectively. In addition, the Company reimbursed the affiliate for costs incurred on behalf of the Company in the amounts of $228,750 and $91,058 for the years ended December 31, 1995 and
1994, respectively. The total of the management fees and reimbursed expenses are included in the general and administrative expenses on the income statement.

The following schedule summarizes the activity with affiliated companies for 1995 and 1994:

Net receivables from affiliates at December 31, 1993           $  605,928

Administrative services incurred                                 (286,106)

Cash payments applied to administrative services incurred         286,106

Cash advances to affiliates                                       132,401

Cash advances received from affiliates                           (136,628)

Accrued interest on note receivable from affiliate                 42,138

Net receivables from affiliates at December 31, 1994              643,839

Administrative services incurred                                 (423,798)

Cash payments applied to administrative services incurred         423,798

Cash advances to affiliates                                        78,865

Accrued interest on note receivable from affiliate                 47,419

Net receivables from affiliates at December 31, 1995            $ 770,123


The Company has advanced funds to an affiliated Company, by common ownership, (Porter McLeod Management (PMM) totaling $770,123 (the advance) as of December 31, 1995. The affiliate does not have the ability to satisfy this obligation. Management and officers of the Company have developed a plan to satisfy this obligation through the assumption of additional indebtedness of PMM in the amount of $616,066 (the indebtedness) as of December 31, 1995. Officers of the Company would then satisfy the advance and the indebtedness through shares of common stock of another affiliate, Porter McLeod Colorado, Inc. (PMC), a corporation indirectly wholly owned by the officers and controlling shareholders of the Company. The officers and management believe the fair market value of PMC is approximately $1,700,000. The Company and management believe that this proposed transaction is fair to the outside stockholders; however, the realization is dependent on many factors including approval by the Company shareholders and obtaining a fairness opinion stating this proposed group of transactions is fair to the outside shareholders. No estimate can be made as to the probability of obtaining a fairness opinion or shareholder approval. No adjustment has been made to these financial statements as a result of this uncertainty.





      UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                               AND
           UNAUDITED PRO FORMA COMBINED BALANCE SHEET


The following unaudited pro forma combined statement of operations for the year ended December 31, 1995 and the unaudited pro forma combined balance sheet as of December 31, 1995 give effect to the business combination of Porter McLeod National Retail, Inc., (Retail) Porter McLeod Colorado, Inc. (Colorado), and Porter McLeod Management, Inc. (Management) effective___________, including the related pro forma adjustments described in the notes thereto. The transaction between Porter McLeod National Retail, Inc., Porter McLeod Colorado, Inc., and Porter McLeod Management, Inc. has been accounted for as a combination of companies under the purchase method. The financial statements are stated at historical cost since the purchase between entities under common control. The unaudited pro forma statement of operations have been prepared as if the proposed transaction occurred on January 1, 1995. The unaudited pro forma balance sheet has been prepared as of the proposed transaction occurred December 31, 1995. These pro forma statements are not necessarily indicative of the results of operations or the financial positions as they may be in the future or as they might have been had the transaction become effective on the above mentioned date.

The pro forma combined statement of operations for the year ended
December  31, 1995 includes the results of operations  of  Porter
McLeod  National Retail, Inc., Porter McLeod Colorado, Inc.,  and
Porter McLeod Management, Inc.

The unaudited pro forma combined statement of operations and the unaudited pro forma combined balance sheet should be read in conjunction with the separate historical financial statements and notes thereto of Porter McLeod National Retail, Inc., Porter McLeod Colorado, Inc., and Porter McLeod Management, Inc.
   Notes to Unaudited Pro Forma Combined Financial Statements



The following adjustments are related to the business combination between Porter McLeod National Retail, Inc., Porter McLeod
Colorado, Inc., and Porter McLeod Management, Inc.

1)   To   eliminate   advances  from  Retail  and   Colorado   to
     Management. Ownership in Colorado used to satisfy advances from Retail to Management.

2) To eliminate intercompany receivable and payable and to eliminate investment holding.

3) To eliminate intercompany revenue and expense charged by Management to Retail and Colorado.